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                                    AGREEMENT

        This AGREEMENT ("Agreement") is dated as of September 24, 2002 by and between RedKey, Inc., an Ohio corporation, doing business as Cardinal Health Sales and Marketing Services ("Vendor"), with its principal place of business at 7000 Cardinal Place, Dublin, Ohio, and Nastech Pharmaceuticals, Inc. ("Company"), a Delaware corporation, with its principal place of business at 3450 Monte Villa Parkway, Bothell, WA 98021.

                             BACKGROUND INFORMATION

        Company is engaged in research, development, manufacturing and commercialization of nasally administered forms of pharmaceuticals and Vendor provides medical representatives who Detail (as hereinafter defined) pharmaceutical products for third parties. Company expects to acquire all manufacturing, sales and distribution rights to the Products (as defined herein) pursuant to an Asset Purchase Agreement between the Company and Schwarz Pharma, Inc. (the "Asset Purchase Agreement"). After the closing of the transaction contemplated in the Asset Purchase Agreement, Company desires the Vendor to provide representatives to Detail certain products as determined and directed by Company in the geographical territory hereinafter specified, pursuant to the terms and conditions of this Agreement, and Vendor desires to provide the Syndicated Representatives (as hereinafter defined) and perform such services pursuant to the terms and conditions set forth in this Agreement.

        The parties hereby agree as follows:

                                    ARTICLE I
                      DEFINITIONS AND REFERENCES TO VENDOR

        1.1. Definitions. The following terms when used in this Agreement shall have the following meanings:

               (a) "Act" means the Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder from time to time.

               (b) "Affiliate" means any corporate or non-corporate business entity that controls, is controlled by, or is under common control with a party to this Agreement. A corporation or non-corporate business entity shall be regarded as in control of another corporation if it owns or directly or indirectly controls more than fifty percent (50%) of the voting stock of the other corporation, or (i) in the absence of the ownership of more than fifty percent (50%) of the voting stock of a corporation or (ii) in the case of a non-corporate business entity, if it possesses directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate business entity, as applicable.

               (c) "Agency" means any governmental regulatory authority in the Territory responsible for granting approvals for the use or maintaining regulatory oversight of the Products, including, without limitation, the FDA.


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               (d) "Commencement Date" has the meaning set forth in Section
14.1.

               (e) "Detail" means an interactive, face-to-face visit by a Syndicated Representative with a Target Customer or his or her legally empowered designee in the Territory, during which the FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of one of the Products (as defined herein) are described by the Syndicated Representative in a fair and balanced manner consistent with the requirements of the Act, and using, as necessary or desirable, the Product Labeling (as defined herein) and the Product Promotional Materials (as defined herein). "Product Detail" means Detail of a Product between Target Customer and Syndicated Representative. When used as a verb, "Detail" or "Detailing" shall mean to engage in a Detail as defined in this Section 1.l(e).

               (f) "FDA" means the United States Food and Drug Administration and any successor agency having substantially the same functions.

               (g) "Product Launch Date" means the first Monday following completion of the Training Program (as defined in Section 6.1).

               (h) "Products" means the pharmaceutical products to be detailed by Syndicated Representatives and marketed by Company as set forth on attached
Schedule 1.1(h) and such other products as may be mutually agreed between the parties and added to Schedule 1.1(h) attached hereto.

               (i) "Program" means the program of Detailing to be conducted by the Syndicated Representatives pursuant to this Agreement and during the term of this Agreement.

               (j) "Promotional Materials" means all written, printed or graphic material provided by the Company, intended for use by Syndicated Representatives performing the Detailing, including visual aids, file cards, premium items, clinical studies, reprints and any other promotional support items that Company deems necessary or appropriate to conduct the Program. Promotional Materials shall include FDA approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics related to the Products.

               (k) "Syndicated Representative" means an individual hired by and retained as an employee of Vendor to conduct Detailing of the Product in connection with the Program and who is shared by more than one of Vendor's clients

               (l) "Secondary Detail" means the second product discussed by the Syndicated Representative in each Detail.

               (m) "Target" or "Target Customer" means a physician or other specialist identified by Company.


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               (n) "Territory" means the United States of America.

               (o) "Training Program" has the meaning set forth in Section 6.1.

               (p) "Vendor" means Cardinal Health Sales and Marketing Services.

                                   ARTICLE II
               APPOINTMENT OF VENDOR; GENERAL SCOPE OF ACTIVITIES

        2.1. Furnishing Syndicated Representatives. Vendor shall provide fifty
(50) Syndicated Representatives to engage in Detailing and such other activities in the Territory as directed by Company to Vendor. The duties of such Syndicated Representatives shall be to Detail the Product as a Secondary Detail. Company acknowledges that the Syndicated Representatives will be Detailing the Products in addition to promoting products of other clients of Vendor. The Syndicated Representatives shall make a minimum of thirty-six thousand (36,000) Details per year in total.

        2.2. Scope of Activities. The parties shall perform the following activities, as applicable, in connection with the Program:

               (a) Vendor shall have sole and exclusive authority to discipline or terminate the employment of Syndicated Representatives. Company may reasonably request that a Syndicated Representative be terminated or reassigned if such Syndicated Representative's activities or conduct are not adequately achieving the performance goals of the Product, or if the Syndicated Representative fails to comply with all applicable laws, regulations, and Company requirements for Detailing the Product. Vendor shall use its best efforts to comply with such request; provided that such action complies with applicable laws and is in accordance with Vendor's policies and procedures, as determined by Vendor's human resources manager. In the event Vendor determines that its policies and procedures or applicable laws prohibit the termination or reassignment of any Syndicated Representative so requested by Company, it shall notify Company of such determination and submit a corrective action plan for Company approval.

               (b) Vendor shall cause each Syndicated Representative to attend and successfully complete the Training Program (as defined in Section 6.1) conducted by Company for each of the Products prior to participating in the Program. Any such Syndicated Representative who shall not successfully complete all such requirements shall be removed and replaced by another Syndicated Representative who shall comply with such requirements.

               (c) Company shall provide Vendor, at no cost to Vendor, with sufficient quantities of the Product Promotional Materials and Product Labeling for the performance and supervision of Detailing. Company shall be solely responsible for the preparation, content, and method of distribution of the Product Promotional Materials and the Product Labeling. In connection with the Detailing of the Products, the Syndicated Representatives shall use only the Product Labeling and the Product Promotional Materials provided by Company; and under no


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circumstances shall Vendor or the Syndicated Representatives develop, create, or use any other promotional material or literature for the Detailing of the Products. Company shall advise Vendor immediately of any inaccuracy or incompleteness of the Product Promotional Materials or the Product Labeling, and upon such notice Vendor and the Syndicated Representatives shall immediately cease the use of any portion or all of the Product Promotional Materials or Product Labeling so identified by Company.

               (d) Vendor shall instruct the Syndicated Representatives to limit their verbal statements and claims regarding the Products, including efficacy and safety, to those that are consistent with the Product Labeling and the Product Promotional Materials. The Syndicated Representatives shall not add, delete, or modify claims of efficacy or safety in the Detailing of the Products, nor make any changes (including underlining or otherwise highlighting any language or adding any notes thereto) in the Product Promotional Materials. Syndicated Representatives shall not make any disparaging, untrue, or misleading statements about any of Company or its Affiliates, employees, competitors, or competing products. Syndicated Representatives shall Detail the Products in strict adherence to all applicable laws, regulations, and professional requirements, including, but not limited to, the Act, the Medicare and Medicaid Anti-Kickback Statute, and the American Medical Association Gifts to Physicians from Industry Guidelines.

               (e) The Syndicated Representatives shall remain under the direct authority and control of Vendor, but shall cooperate with the members of Company and shall receive advice and direction related to Detail activities on the Products from Company and Vendor mutually. Company shall make all decisions with respect to the overall strategy in connection with the Detailing of the Products. Any Company personnel interacting with Syndicated Representatives shall not discipline the Syndicated Representatives or implement terms or conditions of employment or personnel policies and/or practices with respect to the Syndicated Representatives or otherwise control the daily activities of Syndicated Representatives. Company shall provide Vendor with copies of all reports, memoranda, audits and other data it develops pertaining to the Syndicated Representatives, Detailing, and the Program within fifteen (15) days of the preparation of such documents; provided, however, that any such documents claiming negligent or wrongful acts or omissions of Syndicated Representatives shall, as provided in Section 2.4, be sent to Vendor as promptly as practicable.

               (f) Company shall reimburse Vendor for all reasonable and documented travel expenses of Syndicated Representatives in connection with participation in training programs and planning meetings requested by Company pursuant to this Agreement, including, but not limited to, airline, lodging, meals and such other usual and customary travel expenses, at the corporate rates available to Vendor, incurred in accordance with Vendor's expense guidelines and processed through Vendor's expense reporting system. Such reimbursement shall include a three and one-half percent (3.5%) administrative fee. A copy of Vendor's Expense Guidelines is attached as Schedule 2.2(f).

               (g) Syndicated Representatives shall comply with Vendor's drug policy, a copy of which is attached hereto and incorporated herein by reference as Schedule 2.2 (g).


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               (h) Details by each Syndicated Representative will be reported to
Company on a monthly basis, in a manner agreed upon by the parties, in a paper or electronic format.

        2.3. Orders for Products. Company shall be solely responsible for establishing the terms and conditions of the sale of the Products, including without limitation, the price at which the Products will be sold, whether sales of the Products will be subject to any discounts, the method of distribution of the Products, and whether any credit will be granted or refused in connection with the sale or return of any Product. Company shall be exclusively responsible for accepting and filling all purchase orders for the Products, billing and returns for the Products, and all other activities in connection with the sale and delivery of the Products, other than Detailing. If Vendor or the Syndicated Representatives receive an order for the Products, they shall immediately transmit such order to Company for further handling and communications with the submitter of the order, including acceptance or rejection, which shall be in Company's sole discretion.

        2.4. Syndicated Representatives' Activity. Subject to Company's obligations and representations and warranties in this Agreement, any negligent or wrongful act or omission on the part of the Syndicated Representatives (both individually and as a group) that occur during the term of this Agreement and that arise during the course and within the scope of their employment with Vendor pursuant to this Agreement shall be deemed to be negligent or wrongful acts or omissions of Vendor; provided, however, that any acts or omissions of the Syndicated Representatives pursuant to the direction, control or supervision of Company or its employees or agents shall not be deemed to be negligent or wrongful acts or omissions of Vendor. Each party shall notify the other in writing as promptly as practicable of any such material alleged negligent or wrongful acts or omissions on the part of the Syndicated Representatives of which it becomes aware along with a plan to remedy such acts or omissions, and Company shall provide Vendor with a reasonable opportunity to remedy such acts or omissions, and if indicated, to replace the involved Syndicated Representatives.

        2.5. Vacancies/Turnover. In the event of a vacancy due to resignation, reassignment or termination of a Syndicated Representative, Vendor shall use its best efforts to fill any such vacancy within a six (6) week period. All recruiting and other related expenses for filling a vacancy shall be borne by Vendor; provided, however, that Company shall be responsible for all recruiting and other related expenses for filling any vacancy occurring pursuant to Company's request for reassignment or termination other than a request pursuant to the last sentence of Section 2.4 or resulting from the Syndicated Representative's failure to comply with any one or more of the provisions of
Section 2.2. In addition, if Company desires to interview any candidates, Company shall bear its own cost of attending any final interview conducted by Vendor or the costs of any separate interview arranged for by Company.

        2.6. Project Manager. Vendor shall appoint a Project Manager to serve as a liaison between Vendor, Syndicated Representatives and Company regarding the performance by Vendor and Company of their respective obligations under this Agreement.


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        2.7 Management Reports. Vendor shall provide Company with monthly reports in the form set forth in Schedule 2.7 within fifteen (15) days after the end of each month during the term of this Agreement. At the request of Company, Vendor shall furnish Company such documentation as Company reasonably requests for purposes of verifying the accuracy of any monthly report.

        2.8 Condition Precedent to Effectiveness. Notwithstanding anything contained in the Agreement to the contrary, the respective rights and obligations of the parties contained in this Agreement shall be expressly conditioned upon the closing of the transactions contemplated in the Asset Purchase Agreement (the "Asset Purchase"), which is expected to occur on or around September 30, 2002. In the event such closing does not occur, this Agreement shall be terminated pursuant to Section 14.7 hereof.

                                   ARTICLE III
                                  COMPENSATION

        3. 1. Compensation; Incentive; Expenses.

               (a) For each Syndicated Representative, Company shall pay to Vendor the Service Fees set forth on Schedule 3.1(a) attached hereto and incorporated by reference.

               (b) Vendor shall submit a monthly invoice to Company for any Service Fees due and owing under Subsection 3.1(a) above, or any other amounts due under this Agreement, and Company shall pay such invoice in full within thirty (30) days after receipt of the invoice.

        3.2. Reimbursement of Expenses. All expenses of Vendor for which Company is obligated to reimburse Vendor under this Agreement, including but not limited to travel expenses and vehicle expenses under Section 2.2(f), shall be paid by Company within thirty (30) days after Vendor has submitted a statement itemizing such expenses. Vendor shall use its best efforts to submit such expense statements to Company monthly.

        3.3. Past Due Amounts. Failure of the Company to timely make any payment to Vendor under this Agreement will constitute a material breach of this Agreement by Company. All amounts owing by Company to Vendor pursuant to this Agreement that are not timely paid by Company will bear interest at the rate of one percent (1%) per month (or the highest rate allowed by law if such rate is less than one percent (1%) from the due date.

        3.4. Company's Termination, Removal or Hiring of Syndicated Representatives. Company may request termination or removal from the Program of any Syndicated Representative at any time in Company's reasonable discretion, subject to Section 2.5. Company shall not hire Syndicated Representatives.


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                                   ARTICLE IV
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

        4.1. By Vendor. Vendor represents, warrants, and covenants to Company, as of execution of this Agreement and during the term of this Agreement, as follows:

               (a) that Vendor and the Syndicated Representatives shall perform the Detailing in a professional and timely manner;

               (b) that Vendor shall comply with all laws, rules and regulations that apply to the performance of services under this Agreement, including but not limited to the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C.
Section 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. Section 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. Section 1347), and the Criminal False Claims Act (18 U.S.C. Section 287), as amended from time to time, as well as similar applicable state laws;

               (c) when on Company's premises or on the premises of Company's customers, Vendor and the Syndicated Representatives shall comply with all of Company's or Company's customer's policies regarding the conduct of visitors of which Vendor and the Syndicated Representatives are aware;

               (d) that Vendor is under no obligation to any third party that would prevent the execution of this Agreement or interfere with its performance under this Agreement.

        4.2. By Company. Company represents, warrants, and covenants to Vendor, as of execution of this Agreement and during the term of this Agreement, as follows:

               (a) that Company is under no obligation to any third party that would prevent the execution of this Agreement or interfere with its performance under this Agreement;

               (b) that Company shall comply with all laws, rules and regulations that apply to the Products and their sale, the Program, and this Agreement, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. Section 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. Section 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. Section 1347), and the Criminal False Claims Act (18 U.S.C. Section 287), as amended from time to time, as well as similar applicable state laws;

               (c) that the Product Labeling and Product Promotional Materials are accurate, complete, and in compliance with the Act and all rules and regulations of the FDA;

               (d) that the manufacture, sale, and distribution of the Products do not and will not during the term of this Agreement, infringe any patent or other proprietary rights of third parties, and the Products have all necessary governmental approvals and may be lawfully


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Detailed and sold by Company and the Syndicated Representatives.

                                    ARTICLE V
               STATUS OF VENDOR AND THE SYNDICATED REPRESENTATIVES

        5.1. Vendor Independent Contractor. Vendor is being retained and shall perform hereunder strictly as an independent contractor. Syndicated Representatives performing services hereunder shall not be, and shall not be considered to be, employees of Company for any purpose, and shall at all times remain employees of Vendor. Neither party shall have any responsibility for the hiring, termination, compensation, benefits or other conditions of employment of the other party's employees, except as may otherwise be provided in this Agreement.

        5.2. No Company Benefits. As employees of Vendor, Syndicated Representatives are not eligible to participate in any benefits programs or sales bonuses offered by Company to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefit plans offered from time to time by Company to its employees, provided that the Syndicated Representatives shall be eligible to participate in Company sales contests if so requested by Company and approved by Vendor. Vendor acknowledges and agrees that Company does not, and will not, maintain or procure any worker's compensation or unemployment compensation insurance for or on behalf of the Managers or Syndicated Representatives while they are employees of Vendor. Vendor acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which its employees (including Syndicated Representatives) may be entitled to receive in connection with the performance of the services hereunder.

        5.3 Sales, Use and Excise Taxes. If any state or local government or other taxing authority determines that sales, use or excise Taxes ("Taxes") are applicable to Vendor's services performed hereunder, Vendor shall promptly accrue and Company shall pay such Taxes on behalf of Vendor to the appropriate taxing authorities. In addition, Company shall be responsible for the payment of any applicable Taxes related to Company's supply to Vendor of Product Promotional Materials and Product Samples.

        5.4. No Joint Venture. Nothing contained in this Agreement shall be construed as creating a joint venture or, except as otherwise provided herein, as granting to either party the authority to bind or contract any obligations in the name of or on the account of the other party or to make any guarantees or warranties on behalf of the other party.

                                   ARTICLE VI
                                    TRAINING

        6.1. Training Programs.

               (a) Company shall conduct a training program for the Syndicated Representatives prior to the commencement of the Program, which shall include such medical


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and technical information about the Products and such sales training as Company, along with Vendor, deems necessary and appropriate (the "Training Program"). The Training Program shall also include instruction on compliance with applicable laws. Vendor shall assist Company with the Training Program only to the extent requested by Company and at a charge as reasonably determined by Vendor.

               (b) In order to qualify for assignment in a Territory, a Syndicated Representative must demonstrate thorough knowledge of the Products by passing Company-approved Product tests at a level of proficiency agreed upon by Company and Vendor.

        6.2. Training Materials. With the advice and assistance, as necessary, of Vendor, Company shall prepare written training materials for the Training Program and an up-to-date programmed learning unit for the Products, to be sent to each Syndicated Representative for "at home" study a minimum of five (5) days prior to the commencement of the Training Program.

                                   ARTICLE VII
                                   [RESERVED]

                                  ARTICLE VIII
                   TRADEMARKS AND INTELLECTUAL PROPERTY RIGHTS

        The Products shall be Detailed by Vendor's Syndicated Representatives under trademarks owned by Company or an Affiliate of Company. This Agreement does not constitute a grant to Vendor of any property right or interest in the Products or any trademarks which Company or an Affiliate of Company uses with respect to the Products or to the name or business style of Company. Vendor and the Syndicated Representatives shall use the Product Promotional Materials only for the purposes of this Agreement, and all copyright and other intellectual property rights in the Product Promotional Materials shall remain with Company.

                                   ARTICLE IX
                     COMMUNICATIONS; MONITORING THE PROGRAM

        9.1. Communications from Third Parties. Vendor and its Syndicated Representatives shall use their best efforts to advise Company of all comments, statements, requests and inquiries of the medical profession or any other third parties relating to the Products that are not addressed by either Product Labeling or the Product Promotional Materials, of which Vendor becomes aware. All responses to such communications to the medical profession or such other third parties shall be handled solely by Company. Vendor shall provide reasonable assistance to Company to the extent requested by Company, and at Company's cost and expense, to fully respond to such communications.

        9.2. Government Agencies. All communications with government agencies, including the FDA, concerning the Products shall be the sole responsibility of Company. Vendor shall assist Company with respect to such communications with government agencies to the extent


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requested by Company, and at Company's cost and expense. Vendor shall use its best efforts to provide Company with any documents or information reasonably requested by Company for purposes of responding to any communications with government agencies within seventy-two (72) hours of Company's request.

        9.3. Customer Communications. In addition to Detailing, Vendor shall assist Company with respect to customer communications (as reasonably requested by Company and at Company's cost and expense) within the Territory and shall regularly advise Company of market, economic, regulatory and other developments of which Vendor may become aware which may affect the sale of the Products in the Territory.

        9.4. Appointment of Coordinators. The parties shall each appoint an authorized coordinator of the Program ("Coordinators") between whom all communications required or desired to be given will be sent and between whom Detailing activities will be coordinated. Within thirty (30) days of signing this Agreement, each party will notify the other as to the name of its Coordinator. Each party may replace its Coordinator at any time, upon notice to the other party.

        9.5. Review of Results. The parties shall meet periodically, but at least once per calendar quarter, to review and discuss the actual results compared to the marketing plans for Detailing of the Products. Company shall regularly and promptly share with Vendor all reports, audits and other data it develops relative to the Program.

                                    ARTICLE X
                                    INSURANCE

        10.1. Vendor Insurance Coverage. Vendor shall maintain insurance coverage as follows:

               (a) Workers' Compensation insurance with statutory limits of liability and Employer's Liability insurance with a limit of $500,000;

               (b) Commercial General Liability insurance, including completed operations and products liability, with a combined single limit of $1,000,000;

               (c) Automobile liability insurance with a combined single limit of $1,000,000.

        10.2. Company Insurance Coverage. Company shall maintain Commercial General Liability insurance (primary and secondary coverage combined), including completed operations and products liability, with a combined single limit of at least $5,000,000.

        10.3 Certificates of Insurance. All of the foregoing insurance shall be maintained with responsible carriers and such terms of coverage shall be evidenced by certificates of insurance furnished by one party to the other. Such certificates of insurance shall provide for at least thirty (30) days' written notice to the other party prior to cancellation or modification of any


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of the material terms of such coverage, and include a loss payable clause naming the other party as a beneficiary of such insurance or as an additional insured.

                                   ARTICLE XI
                ADVERSE REACTION REPORTING AND REGULATORY MATTERS

        11.1. Immediate Notification. Vendor and Company agree to notify the other party as soon as reasonably practicable of any information that each may obtain or learn concerning any Product or package complaint or any serious unexpected side effect, injury, toxicity, or sensitivity reaction or any unexpected incidence or severity thereof associated with the clinical uses, studies, investigations, tests and marketing of the Products, whether or not determined to be attributable to the Products. "Serious" as used in this Section
11.1 refers to an experience which results in death, permanent or substantial disability, in-patient hospitalization, prolongation of existing in-patient hospitalization, a congenital anomaly or cancer, or a result of an overdose or life threatening condition. "Unexpected" as used in this Section 11.1 refers to
(i) conditions or developments not previously submitted to governmental Agencies or encountered during clinical studies of the Products and not reflected in the Product Promotional Materials or the Product Labeling, or (ii) conditions or developments occurring with greater frequency, severity, or specificity than shown by information previously submitted to governmental Agencies or encountered during clinical studies of the Products and not reflected in the Product Promotional Materials or the Product Labeling. Each party shall also notify the other in a timely manner of any other adverse experience, i.e., any unfavorable and unintended change in the structure (signs), function (symptoms) or chemistry (laboratory data) of the body temporally associated with the use of the Products, whether or not considered related thereto.

        11.2. Threatened Agency Action. Vendor and Company shall each immediately notify the other party of any information that each may obtain or learn regarding any threatened or pending action by an Agency which may affect the Products. Vendor shall, at the request of Company and at the cost and expense of Company, cooperate with Company in formulating a procedure for taking appropriate action in response to such information. Unless compelled by law, Vendor shall not respond to an Agency without the prior written consent of Company.

        11.3. Training. Vendor and Company shall develop appropriate instructions in the Training Program for Syndicated Representatives as to handling of information received or obtained subject to Sections 11.1 and 11.2.

                                   ARTICLE XII
                                  RETURN/RECALL

        12.1. Returned Products.

               (a) Company shall be responsible for handling all returned Products, including shipment and compensation or credit for the returned Products. Any Products inadvertently returned to Vendor shall be shipped to Company or at its direction, in compliance with Company's returned goods policy, and Vendor shall advise the customer who made the return


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that the Products have been returned to Company. Company shall reimburse
Vendor's shipping and other actual costs in connection with the handling of such returned Products within thirty (30) days of delivery to Company of Vendor's statement for such costs. Upon request Vendor shall provide Company with documentation relating to such costs.

               (b) At Company's request, Vendor shall assist Company in obtaining and receiving any Products that have been recalled, and any actual costs incurred by Vendor with respect to participating in any such recall shall be reimbursed by Company within thirty (30) days of delivery to Company of Vendor's statement for such costs.

                                  ARTICLE XIII
                            CONFIDENTIAL INFORMATION

        13.1. Confidential Information. Each party acknowledges and agrees that it will have access to, or become acquainted with, Confidential Information of Company in the course of the performance of services under this Agreement. For the purposes of this Agreement, "Confidential Information" shall mean any information of Vendor, Company or any of their respective Affiliates, which gives Vendor or Company an advantage over its competitors who do not possess such information and constitutes valuable trade secrets and/or proprietary data which was revealed to Company or Vendor as a result of entering into or performing its obligations under this Agreement, including but not limited to, information which relates to Products, the Program, Target Customers, designs, methods, discoveries, improvements, documents, trade secrets, proprietary rights, business affairs, customer information or employee information provided, however, that Confidential Information shall not include any information that:

               (a) Was known to the receiving party formation prior to execution of this Agreement without an obligation to keep it confidential;

               (b) Was lawfully obtained by the receiving party from a third party without any obligation of confidentiality;

               (c) Is, at the time of disclosure, in the public domain;

               (d) Becomes part of the public domain after disclosure by publication or otherwise, except by breach of this Agreement;

               (e) Is developed by or for the receiving party independently and apart from this Agreement, as evidenced by written records; or

               (f) Is otherwise knowledge possessed by the receiving party or its employees as the result of their industry experience or education.

        13.2 Handling of Confidential Information. Except as otherwise required by law, each party shall keep all Confidential Information in confidence and shall not, at any time during or for a period of five (5) years from the termination of this Agreement, without the disclosing


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party's prior written consent, disclose or otherwise make available, directly or indirectly, any Confidential Information to anyone other than the receiving party's employees who need to know the same in the performance of the services hereunder. Each party shall use the Confidential Information only in connection with the performance of the services hereunder and for no other purpose. Each party shall inform its employees of the trade secret, proprietary and confidential nature of the Confidential Information.

                                   ARTICLE XIV
                              TERM AND TERMINATION

        14.1. Term. This Agreement shall take effect on the date on which both parties execute this Agreement ("Commencement Date") and continue for a period of twelve (12) months from the Product Launch Date (the "Initial Term"), unless terminated earlier as set forth herein or extended by mutual agreement of the parties. The Service Fees shall be subject to renegotiation for any renewal term.

        14.2. Bankruptcy: Insolvency. Either party may terminate this Agreement upon notice to the other upon the occurrence of: (a) the other party's inability to pay its debts as they become due or such other party's total liabilities exceeding its total assets; (b) the entry of a decree or order for relief by a court of proper jurisdiction in an involuntary case of the other party under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or other similar laws, and the continuance of any such decree or order in effect for a period of sixty (60) consecutive days; or (c) the filing by the other party of a petition for relief under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable federal or state insolvency or similar laws.

        14.3 Termination by Either Party. Subject to each party's continuing obligations, either party may terminate this Agreement for any reason or no reason upon ninety (90) days advance written notice to the other.

        14.4. Termination: Phase Out. In the event that this Agreement is terminated pursuant to Sections 14.2 or 14.3, and at Company's request, the parties shall discuss in good faith an appropriate phase-out of Vendor's Detailing activities. Vendor shall continue its duties in a professional and diligent manner during any such phase-out.

        14.5. Termination: Continuing Rights. The termination or expiration of this Agreement shall not affect Company's obligation to reimburse or pay Vendor any amount then due and owing under this Agreement. Further, the termination or expiration of this Agreement shall not affect any rights or obligations of any party under this Agreement which are intended by the parties to survive such termination.

        14.6. Termination: Return of Materials. Within sixty (60) days following the termination or expiration of this Agreement, Vendor shall return to Company all Confidential Information, Product Promotional Materials, marketing plans, forms, territory lists, reports and any and all other tangible items provided to Vendor by Company.

        14.7 Failure of Asset Purchase Closing. This Agreement shall automatically terminate if the Asset Purchase has not been closed by October 31, 2002. In the event this Agreement is terminated pursuant to this paragraph, neither party shall have any liability to the other pursuant to this Agreement; provided, however, in such event, Company shall reimburse Vendor the amount set forth on Schedule 14.7.

                                   ARTICLE XV
                           RECORDKEEPING; AUDIT RIGHTS

        15.1. Vendor Record Keeping: Inspection by Company. Vendor shall keep accurate records in sufficient detail as to costs and expenses for which Company must reimburse Vendor under this Agreement. Upon Company's reasonable request made during or within one (1) year after the term of this Agreement, and at Company's expense, Vendor shall permit Company's designated employees or agents to have access during ordinary business hours to records of such costs and expenses in order to verify the accuracy of amounts reimbursed by Company to Vendor. Company and its designated employees or agents shall maintain in confidence all such cost and expense records of Vendor.

                                   ARTICLE XVI
                                 INDEMNIFICATION

        16.1 Definitions. As used in this Article 16 and this Agreement, "Damages" shall mean all liabilities, damages, assessments, levies, losses, fines, penalties, costs, and expenses, including, without limitation, reasonable attorneys', accountants', investigators', and experts' fees and expenses, sustained or incurred as a result of any claims, suits, liabilities, or actions of any nature.

        16. 2. Indemnification by Vendor. Subject to the extent of any indemnification from Company pursuant to Section 16.3 hereof, Vendor shall indemnify and hold Company, its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages, except to the extent such damages arise from the negligence or intentional wrongful actions of Company, arising directly or indirectly from:

               (a) Vendor's breach of or failure to comply with any of its obligations under this Agreement;

               (b) any inaccuracy in or breach or failure of any representation, warranty, or covenant made by Vendor in this Agreement;

               (c) any negligent or wrongful act or omission on the part of Vendor or its employees or agents;

               (d) Vendor's violation of or failure to comply with all applicable laws relating to the promotion, distribution and sale of the Products, including but not limited to the Act, the

PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C. Section 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. Section 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. Section 1347), and the Criminal False Claims Act (18 U.S.C. Section 287), as amended from time to time, as well as similar applicable state laws;

               (e) Detailing of the Products, except to the extent such Damages arise from a negligent or wrongful act or omission of Company; or

               (f) any federal or state claim or assessment for nonpayment or late payment by Vendor of any tax or contribution based on the status of any Syndicated Representatives as employees of Vendor.

        16.3. Indemnification by Company. Subject to the extent of any indemnification from Vendor pursuant to Section 16.2 hereof, Company shall indemnify and hold Vendor and its Affiliates, directors, officers, employees and agents harmless from and against any and all Damages, except to the extent such damages arise from the negligence or intentional wrongful actions of Vendor, arising directly or indirectly from:

               (a) Company's breach of or failure to comply with any of its obligations under this Agreement;

               (b) any inaccuracy in or breach or failure of any representation, warranty, or covenant made by Company in this Agreement;

               (c) any negligent or wrongful act or omission on the part of Company or its employees or agents;

               (d) Company's violation of or failure to comply with all applicable laws relating to the manufacture, sale, distribution, possession and use of the Product, the Program and this Agreement, including but not limited to the Act, the PDMA, the Medicare and Medicaid Anti-Kickback Act (42 U.S.C.
Section 1320a-7b(a)), the Civil False Claims Act (31 U.S.C. Section 3729(a)), Sections 1128A, 1128B, and 1877 of the Social Security Act (42 U.S.C. Sections 1320a-7a, -7b, and 1395nn), the Health Care Fraud Act (18 U.S.C. Section 1347), and the Criminal False Claims Act (18 U.S.C. Section 287), as amended from time to time, as well as similar applicable state laws;

               (e) the accuracy or completeness of the Product Labels, Product Promotional Materials, or the Training Program;

               (f) any claims or liabilities for injury to or death of persons, regardless of when such claim or liability is asserted or incurred, resulting from or arising out of the manufacture, use, sale, distribution, possession of the Products, or a manufacturing design or defect of the Products, or any failure to warn or inadequacy of warning regarding the Products;

               (g) Company's failure to pay when due or to reimburse Vendor for any Taxes

(as defined in Section 5.3);

               h) any negligent or wrongful acts or omissions on the part of Company with respect to Vendor's employees or Syndicated Representatives or those individuals who have made application to be Syndicated Representatives of Vendor;

               (i) any federal or state claim or assessment for nonpayment or late payment by Company of any tax or contribution based on the status of any former Syndicated Representatives as employees or agents of Company;

               (j) the use by Vendor, in the performance of its duties hereunder and as specified or directed by Company, of any trademark, trade name, copyright, patent or other rights which use actually or allegedly infringes on the rights of any third party; or

               (k) Detailing of the Products, except to the extent such Damages arise from a negligent or wrongful act or omission or a breach of this Agreement by Vendor.

        16.4. Indemnification Procedures. A party (the "Indemnitee") which intends to claim indemnification under this Article 16 shall promptly notify the other party (the "lndemnitor") in writing of any action, claim or liability in respect of which the lndemnitee or any of its employees or agents are entitled to indemnification. The Indemnitee shall permit, and shall cause its employees and agents to permit, the Indemnitor at its discretion, to settle any such action, claim or liability and agrees to the complete control of such defense or settlement by the Indemnitor; provided, however, that such settlement or defense does not adversely affect the lndemnitee's rights hereunder or impose any obligations on the Indemnitee in addition to those set forth in this Agreement. The Indemnitee, its employees, and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation and defense of any action, claim or liability subject to indemnification. The Indemnitee shall have the right, but not the obligation, to be represented by counsel of its own selection and at its own expense. in connection with any indemnified claim.

        16.5. Limitation on Vendor Liability. It is understood that Vendor is not an insurer and that the sums payable hereunder to Vendor by Company are based upon the value of services offered and the scope of liability undertaken, and such sums are not related to any potential liability of Company. Vendor makes no warranty, expressed or implied, that the services it furnishes will avert or prevent occurrences or the consequences therefrom which may result in loss or damage to Company. In the event of any Damages of which Vendor is liable, Company agrees that Vendor's liability to indemnify Company shall not exceed Vendor's required insurance coverage amounts as set forth in Section 10.1.

                                  ARTICLE XVII
                                  MISCELLANEOUS

        17.1. No Waiver: Cumulative Remedies. No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. No waiver of any provision hereof shall be effective unless in writing and signed by the party giving such waiver. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

        17.2. Captions. Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

        17.3. Governing Law. This Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the State of Ohio, exclusive of conflict of laws principles.

        17.4. Severability. If any provision of this Agreement or any other document delivered under this Agreement is prohibited or unenforceable in any jurisdiction, it shall be ineffective in such jurisdiction only to the extent of such prohibition or unenforceability, and such prohibition or unenforceability shall not invalidate the balance of such provision to the extent it is not prohibited or enforceable nor the remaining provisions hereof, nor render unenforceable such provision in any other jurisdiction. In the event any provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the parties hereto shall use their best efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes hereof.

        17.5. Entire Agreement: Modification. This Agreement contains the entire and exclusive agreement between the parties in respect of the subject matter hereof and supersedes and cancels all previous agreements, negotiations, commitments and writings between the parties hereto in respect of the subject matter hereof. Except as provided herein, this Agreement may not be changed or modified in any manner or released, discharged, abandoned or otherwise terminated unless in writing and signed by the duly authorized officers or representatives of the parties.

        17.6. Notices. Any notice or request required or desired to be given in connection with this Agreement shall be deemed to have been sufficiently given if sent by pre-paid registered or certified mail or facsimile transmission to the intended recipient at the address set forth below or such other address as may have been furnished in writing by the intended recipient to the sender. The date of mailing or facsimile transmission shall be deemed to be the effective date on which notice was given, provided that all facsimile transmissions shall contain a provision requiring the intended recipient to confirm receipt and no facsimile transmission shall be effective unless confirmation of its receipt is received within twenty-four hours of its transmission.

        All notices shall be addressed to:

               If to Company, to:
               Nastech Pharmaceuticals, Inc.
               3450 Monte Villa Parkway
               Bothell, WA 98021

               Fax: (425) 908-3650

               Attention:
               Steven C. Quay, M.D., Ph.D.
               Chairman of the Board, President & CEO

               If to Vendor, to:

               Cardinal Health Sales and Marketing Services
               7000 Cardinal Place
               Dublin, Ohio 43017
               Fax: (614) 757-6000
               Attention:
               President

        17.7. Execution in Counterparts. This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which together shall constitute one and the same document.

        17.8. Assignment. This Agreement may not be assigned or transferred by a party without the prior written consent of the other party hereto. Any such assignment shall not materially or adversely affect the rights or obligations of either party to this Agreement.

        17.9. Public Announcements. Any public announcement, press release, or similar publicity with respect to this Agreement or the transaction contemplated herein shall be at such time and in such manner as the parties shall mutually agree, provided that nothing herein shall prevent either party from making such public announcements as required by law.

        17.10. Maintenance of Records. Vendor and Company each agree that throughout the term of this Agreement and for a period of six (6) years after the termination of this Agreement, each will maintain records and otherwise establish procedures to assure compliance with all regulatory, professional, and other applicable legal requirements which relate to the Detailing and marketing of the Products and if applicable, with the other services and activities to be performed hereunder.

        17.11. Force Majeure. Failure of either party hereto to fulfill or perform its obligations under this Agreement shall not subject such party to any liability if such failure is caused or occasioned by, without limitation, acts of God, acts of the public enemy, fire, explosion, flood, drought, war, riot, sabotage, embargo, strikes or other labor disputes (which strikes or disputes need not be settled), compliance with any order, regulation, or request of government, or by any other event or circumstance of like or different character to the foregoing beyond the reasonable control and without the fault or negligence of such party (a "Force Majeure Event"), provided such party uses reasonable efforts to remove such Force Majeure Event and gives the other party prompt notice of the existence of such Force Majeure Event, provided, further, that no Force Majeure Event shall serve to delay or excuse any payment by one party to the other then due and owing.

        17.12 Setoff. Without limiting Vendor's rights under law or in equity, Vendor and its Affiliates, parent or related entities, collectively or individually, may exercise a right of set-off against any and all amounts due Company. For purposes of this Section 17.12, Vendor, its Affiliates, parent or related entity shall be deemed to be a single creditor.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers.

REDKEY, INC. dba                            NASTECH PHARMACEUTICALS, INC.
CARDINAL HEALTH SALES AND
MARKETING SERVICES

By:       /s/ Don M. Wetherhold              By:    /s/ Gregory Weaver
          --------------------------                ----------------------------

Name:     Don M. Wetherhold                  Name:  Gregory L. Weaver
          --------------------------                ----------------------------

Title:    President                          Title: Chief Financial Officer
          --------------------------                ----------------------------

Date:     September 27, 2002                 Date:  September 24, 2002
          --------------------------                ----------------------------

                                 SCHEDULE 1.1(h)
                                    PRODUCTS

                                  Nascobal Gel

                                 Nascobal Spray

                                 SCHEDULE 2.2(f)
                               EXPENSE GUIDELINES

A copy of Vendor's standard Expense Guidelines is attached hereto.

                                SCHEDULE 2.2.(g)
                              VENDOR'S DRUG POLICY

                                  SCHEDULE 2.7
                            FORM OF MANAGEMENT REPORT


Report Name                 Description                                              Frequency
--------------------------- -----------------------------------------------          --------------
Territory Assignment        Lists the individuals covering each region               Monthly
Report                      and territory.  If a territory is vacant, the
                            report will indicate the date when the territory
                            became vacant and what alternate coverage is being
                            applied (i.e. District Manager, Adjacent Rep, etc.)

                            In addition, the report will indicate the current turnover rate.

Territory Coverage Report   For each territory, the report provides the              Monthly
                            call statistics:                                         Quarterly

                            -   Percentage of call to target audience

                            - Percentage of samples delivered to target audience

                            - Average number of calls/day (calculated on a six month moving average).

                            The report is summarized at the Regional and National levels.

Sales Statistics Report     For each territory, based on third party data            Monthly
                            provided by Company, the report will show:               Quarterly

                            -   New Rx

                            -   Total Rx

                            -   Percent Change for New Rx

                            -   Percent Change for Total Rx

                            -   New Market Share Percent Change

                            -   Total Market Change Percent Change

                            The report is summarized at the Regional and National levels.

Coupon Report               For each Territory, the report will document             Monthly
                            all the coupon distribution activities.  The
                            report will reflect the following:

                            For each Product:

                            - Period beginning balance

                            - Total coupon shipments received

                            - Total coupons disbursed

                            - Period ending balance

                            - Total coupons disbursed by target physician

                            - Physicians not receiving coupons

                            The report is summarized at the Regional and National levels.

                                 SCHEDULE 3.1(a)

                     SYNDICATED REPRESENTATIVE'S SERVICE FEE

Company shall pay to Vendor a service fee equal to Twenty-Four Dollars ($24) per Detail (the "Service Fee") based on the actual number of Details performed by the Syndicated Representatives. Vendor shall invoice Company on a monthly basis for three thousand (3,000) Details (based on a minimum of thirty-six thousand (36,000) Details per year). On a quarterly basis, Vendor will reconcile the actual number of Details during such contract quarter and invoice Company for the difference between the actual number of Details and three thousand (3,000) Details per month.

In addition to the Service Fee, Company shall be responsible for paying any Syndicated Representative bonus incentives that are mutually agreed to by Company and Vendor.

Company shall reimburse Vendor for all reasonable and documented travel expenses of Syndicated Representatives in connection with participation in training programs and planning meetings requested by Company pursuant to this Agreement, including, but not limited to, airline, lodging, meals and such other usual and customary travel expenses, incurred in accordance with Vendor's expense guidelines. Such reimbursement shall include a five percent (5%) administrative fee.

                                  SCHEDULE 14.7
                            REIMBURSEMENT BY COMPANY

In the event this Agreement is terminated pursuant to Section 14.7 hereof, Company shall reimburse Vendor Fifty Thousand Dollars ($50,000).